Teleport Communications Group (TCG) to Acquire ACC Corp.

ROCHESTER, NY (November 26, 1997) ACC Corp. (Nasdaq NMS: ACCC) announced it has reached a definitive agreement to be acquired by Teleport Communications Group Inc. (Nasdaq NMS: TCGI), the largest Competitive Local Exchange Carrier
(CLEC) in the United States, in a stock-for-stock merger.

Under the agreement, ACC's shareholders will receive $50 in value of TCG Class A Common Stock for each share of ACC stock, based upon the average closing price of TCG stock for a ten trading day period preceding the date of the merger. The total value of the transaction would be approximately $1 billion. However, if TCG's average closing price during the ten day trading period prior to closing is below $45 or above $55, the exchange ratios will be fixed at
1.11111 shares of TCG stock or 0.90909 shares of TCG stock, respectively.

It is anticipated that the merger will be treated as a tax-free exchange. The merger is subject to the approval of the holders of a majority of the outstanding shares of ACC and to other customary conditions, including various regulatory consents in the United States and certain foreign jurisdictions. It is expected that the merger will be consummated by mid-1998.

ACC's Board of Directors has agreed to recommend the merger to its shareholders and has agreed not to solicit or take other actions with respect to any competing proposal, subject to compliance with fiduciary duties. ACC has also agreed to pay TCG a break-up fee of $32.5 million plus up to $7.5 million for expenses if the merger agreement is terminated under certain conditions.

ACC's Board of Directors also has amended the company's shareowner rights plan, to exempt TCG from the 7.5% threshold by which the rights become exercisable. The amendment will remain in effect until December 31, 1998.

"This combination will support TCG as a premier full service telecommunications and information services provider to leading businesses in the United States and now Canada and western Europe," said Bob Annunziata, TCG's Chairman, President and Chief Executive Officer.

"TCG's existing infrastructure, financial strength and commitment to growth combined with ACC's international assets and strengths in sales and marketing makes for a very compelling strategic business combination," said David K. Laniak, ACC's Chairman and Chief Executive Officer.

"This acquisition is part of the normal growth program that has served TCG's customers and investors so well for over a decade," Annunziata added. "Our consistent strategy has been to expand TCG to markets where two prerequisites exist: strong customer demand and a welcoming regulatory climate. For the past ten years, we steadily expanded our US markets in response to demand from business customers in one market who wanted us to bring TCG's high quality, reasonably priced services to new markets. Many of TCG's traditional customers have operations in Canada, Britain and western Europe and they have been asking us to
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bring TCG to these markets as well.  With the liberalization of telecommunications regulation in these countries, it is now possible for TCG to respond to these customer's demands."

"As with our previous strategic acquisitions," Annunziata observed, "we only considered buying an international company which matched TCG in critical areas such as having an entrepreneurial culture, a commitment to quality services and strong financial performance."

TCG is the nation's first and largest provider of competitive local telecommunications services, using both fiber-optic and broadband wireless facilities to serve information-intensive businesses in 57 major markets in the United States. With the completion of initial construction by TCG in eight new markets, TCG will serve 65 major markets with an array of advanced voice, data, video and Internet services. Visit TCG on the World Wide Web at: www.tcg.com.

ACC Corp. is an international telecommunications holding company headquartered in Rochester, New York. ACC subsidiaries provide telecommunications services to business, residential, and student customers in the United States, Canada, the United Kingdom, and Germany, as well as specialized programs for colleges, universities, and other carriers. ACC Corp. has annualized revenue in excess of $380 million.
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